Exhibit 10.124

PROMISSORY NOTE

Date: September 14, 2022

FOR VALUE RECEIVED the undersigned promises to pay to North Side MHC, LLC (a South Carolina Limited Liability Company), or order, the principal sum of one million two hundred thousand dollars ($1,200,000.00), with interest accruing at six percent (6.00%) per annum, payable in lawful money of the United States of America, at the office of the note holder or at such place as the legal holder hereof may designate in writing. The principal and interest shall be due and payable as follows:

Fifty-Nine (59) monthly payments of interest of $6,000.00 beginning October 15th, 2022, and thence on the 15th day of each successive month thereafter, with a final (60th) installment of all of the principal balance and the remaining interest due and payable on September 15th, 2027.

This Note may be prepaid in full or in part at any time, without penalty.

In the event of (a) default in payment of any installment of principal or interest hereof as the same becomes due and such default is not cured within fifteen (15) days from the due date, or (b) default under the terms of any instrument securing this Note, and such default is not cured within fifteen (15) days after written notice to maker, then in either such event the holder may without further notice, declare the remainder of the principal sum, together with all interest accrued thereon, at once due and payable. Failure to exercise this option shall not constitute a waiver of the right to exercise the same at any other time. Interest after default shall accrue at a rate of six percent.

All parties to this Note, including maker and any sureties, endorsers, or guarantors hereby waive protest, presentment, notice of dishonor, and notice of acceleration of maturity and agree to continue to remain bound for the payment of principal, interest and all other sums due under this Note and the Deed of Trust and Security Agreement, notwithstanding any change or changes by way of release, surrender, exchange, modification or substitution of any security for this Note or by way of any extension or extensions of time for the payment of principal and interest; and all such parties waive all and every kind of notice of such change or changes and agree that the same may be made without notice or consent of any of them.

Upon default the holder of this Note may employ an attorney to enforce the holder’s rights and remedies and the maker, principal, surety, guarantor and endorsers of this Note hereby agree to pay to the holder reasonable attorney’s fees not exceeding a sum equal to fifteen percent (15%) of the outstanding balance owing on said Note, plus all other reasonable expenses incurred by the holder in exercising any of the holder’s rights and remedies upon default. The rights and remedies of the holder as provided in this Note and any instrument(s) securing this Note shall be cumulative and may be pursued singly, successively, or together against the property described in the Deed of Trust and Security Agreement or any other funds, property or security held by the holder for payment or security, in the sole discretion of the holder. The failure to exercise any such right or remedy shall not be a waiver or release of such rights or remedies or the right to exercise any of them at another time.

This Note is to be governed and construed in accordance with the laws of the State of North Carolina.

This Note is given for a business purpose, and is secured by a Deed of Trust on certain real property owned in fee simple by Northview MHP LLC, which is a first lien on the real property described therein and a security interest in certain manufactured housing units, which is a first lien on said manufactured housing units.

 IN TESTIMONY WHEREOF, the maker executes this instrument as follows:

Northview MHP LLC

(a North Carolina Limited Liability Company)

by:

Manufactured Housing Properties, Inc.,

Its Sole Manager and Member, by:

President